Exhibit 4.9

AMENDMENT NO. 6

TO

THE LINCOLN ELECTRIC COMPANY

EMPLOYEE SAVINGS PLAN

(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2010)

The Lincoln Electric Company, an Ohio corporation, hereby adopts this Amendment No. 6 to The Lincoln Electric Company Employee Savings Plan (As amended and restated effective January 1, 2010) (the “Plan”), effective as of January 1, 2015.

I.

Section 1.1(4) of the Plan is hereby amended in its entirety to read as follows:

“(4) Base Compensation: The regular salary and/or wages and overtime, vacation pay, shift and incentive premiums and regular pay adjustments paid to an Employee by the Employers, specifically excluding, however, Bonus Compensation, reimbursed expenses and other special payments. Base Compensation shall also include any commissions paid to those Employees of Lincoln Electric Cutting Systems, Inc. (formerly known as Vernon Tool Co., LTD) who are classified as ‘direct sales associates’ (but shall not include commissions paid to any other Employees of an Employer). Unless otherwise indicated herein, an Employee’s Base Compensation shall be calculated prior to any reduction thereof made pursuant to a Salary Reduction Agreement or an Automatic Salary Reduction Agreement, as applicable, under the Plan, pursuant to any agreement under section 125 of the Code or as a result of “deemed 125 compensation” within the meaning of Revenue Ruling 2002-27. Effective as of January 1, 2009, the term “Base Compensation” shall not include any differential wage payments (within the meaning of section 3401(h)(2) of the Code) made to an Employee by the Employers.”

II.

Section 1.1(29) of the Plan is hereby amended in its entirety to read as follows:

“(29) FSP Compensation: For any Plan Year, the regular salary and/or wages, including overtime, vacation pay, shift and incentive premiums and regular pay adjustments but excluding commissions and Bonus Compensation, received by an FSP Participant or an FSP Plus Participant from the Employer during the Plan Year while an FSP Participant or an FSP Plus Participant, as applicable, provided, however, that for the initial Plan Year that an Employee first becomes either an FSP Participant or an FSP Plus Participant (excluding an Employee who first becomes an FSP Participant on July 16, 2006), FSP Compensation shall be deemed to include the regular salary and/or wages, including overtime, vacation pay, shift and incentive premiums and regular pay adjustments but excluding commissions and Bonus Compensation, received by the Employee from the Employer for the two calendar months preceding the date that he became an FSP Participant or FSP Plus Participant. Notwithstanding the foregoing, (a) FSP Compensation shall not include any amounts received from J.W. Harris Co., Inc. (or prior to May 1, 2006, Harris Calorific, Inc.), Lincoln Global, Inc., Torchmate, Inc., Smart Force, LLC (or prior to January 1, 1999, the Harris Calorific Division or the Seal Seat Division of the Company) or Easom Automation Systems, Inc., provided, however, that FSP Compensation shall include amounts received from Lincoln Global, Inc. by an FSP Participant or an FSP Plus Participant who continues to be treated as an Employee of the Company, as provided in Section 2.7(3) of the Plan, (b) FSP Compensation shall not include any amounts received from Kaliburn, Inc. for periods prior to January 1, 2013, and (c) FSP Compensation of an Employee taken into account for any purpose under the Plan for any Plan Year shall not exceed $200,000 (as adjusted for cost-of-living increases in accordance with section 401(a)(17)(B) of the Code). Effective as of January 1, 2009, the term “FSP Compensation” shall not include any differential wage payments (within the meaning of section 3401(h)(2) of the Code) received by an FSP Participant or an FSP Plus Participant from the Employer.”

III.

The last sentence of Section 2.1 of the Plan is hereby amended in its entirety to read as follows:

“Notwithstanding the preceding provisions of this Section, for purposes of becoming an Eligible Employee, the requirement of Subsection (2) of this Section shall be waived in the case of an Employee who (i) was employed by Applied Robotics, Inc. immediately prior to becoming an employee of Torchmate, Inc. or (ii) is an Employee of Easom Automation Systems, Inc. on January 1, 2015.”

IV.

Section 2.4(1)(a) of the Plan is hereby amended in its entirety to read as follows:

“(a) he is a Covered Employee who is employed by the Company, Welding, Cutting, Tools & Accessories, LLC, Lincoln Electric Cutting Systems, Inc. (formerly known as Vernon Tool Co., LTD) or Kaliburn, Inc.,”

V.

Section 3.9(1) of the Plan is hereby amended by inserting the following sentence at the end thereof:

“Further notwithstanding the preceding provisions of this Section, the Trustee shall not receive and hold as Rollover Contributions for a Covered Employee who is an Employee of Easom Automation Systems, Inc. any amounts that were distributed to, or are transferred at the request of, such Covered Employee from the Easom Automation Systems, Inc. 401(k) Plan.”

VI.

Clause (iv) of the last sentence of Section 4.1 of the Plan is hereby amended in its entirety to read as follows:

“(iv) no Matching Employer Contributions shall be made with respect to any Before-Tax Contributions made for any period while an Employee is an Employee of J.W. Harris Co., Inc. (or prior to May 1, 2006, Harris Calorific, Inc.), Lincoln Global, Inc., Torchmate, Inc., Smart Force, LLC (or prior to January 1, 1999, the Harris Calorific Division or Seal Seat Division of the Company) or Easom Automation Systems, Inc., excluding, however, an Employee who transfers employment from the Company to the department of Lincoln Global, Inc. that manages licensing activities with third parties and”

VII.

The second sentence of Section 4.3 of the Plan is hereby amended in its entirety to read as follows:

“An Employee of the Employer for whom Before-Tax Contributions are made shall be entitled to receive an allocation of Matching Employer Contributions in accordance with the preceding sentence, unless such Before-Tax Contributions are made for any period while he was an Employee of J.W. Harris Co., Inc. (or prior to May 1, 2006, Harris Calorific, Inc.), Lincoln Global, Inc., Torchmate, Inc., Smart Force, LLC (or prior to January 1, 1999, the Harris Calorific Division or Seal Seat Division of the Company) or Easom Automation Systems, Inc., provided, however, that an Employee who transfers employment from the Company to the department of Lincoln Global, Inc. that manages licensing activities with third parties shall be entitled to receive an allocation of Matching Employer Contributions in accordance with the preceding sentence while an Employee of such department.”

VIII.

Exhibit A to the Plan is hereby amended in its entirety to read as follows:

“EXHIBIT A

Participating Employers

as of January 1, 2015

The Lincoln Electric Company

J.W. Harris Co., Inc., solely with respect to its Employees who are “Covered Employees” as defined in the Plan

Lincoln Global, Inc.

Welding, Cutting, Tools & Accessories, LLC

Smart Force, LLC

Lincoln Electric Cutting Systems, Inc. (formerly known as Vernon Tool Co., LTD)

Torchmate, Inc. (for the period beginning October 1, 2011 through December 31, 2012)

Kaliburn, Inc.

Easom Automation Systems, Inc.”

EXECUTED this 26th day of February, 2015.

THE LINCOLN ELECTRIC COMPANY

By:	/s/ Frederick G. Stueber

Title:	Executive Vice President